UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 27, 2010

Health Discovery Corporation
(Exact name of registrant as specified in charter)

Georgia	333-62216	74--3002154
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 East Bryan Street, Suite #601, Savannah, GA  31401
(Address of principal executive offices / Zip Code)

912-443-1987
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01  Entry Into a Material Definitive Agreement.

As previously disclosed, the Company has received numerous letters from the lead purchaser (the “Investor”) in the Company’s 2007 private placement (“2007 Private Placement”),  claiming, among other things, (a) that rights to receive up to 146,664,375 additional shares of the Company’s common stock for no additional consideration have been triggered by certain actions of the Company, (b) breaches of its contractual rights to approve certain issuances of options and warrants, (c) breaches of other covenants made by the Company in the 2007 Private Placement, (d) the Company had violated its SEC disclosure obligations, and (e) various breaches by the members of the Board of Directors of their fiduciary duties.

The Company denied the Investor’s claims and allegations.  However, due to the expense, distraction and uncertainty of potential litigation regarding the claims, the Company negotiated a settlement with the Investor, effective July 27, 2010.  Pursuant to the settlement agreement, the Company agreed, among other things, to (a) pay $145,625 to cover certain expenses of the Investor, (b) credit $1,134,375 to cover the aggregate exercise price of  warrants to purchase 6,875,000 shares of the Company’s common stock held by the Investor,  (c) issue to the Investor a new two year warrant to purchase an additional 6,875,000 shares of common stock at an exercise price of $0.17 per share, and (d) file a registration statement covering the resale of the shares of common stock underlying the new warrant.  In exchange, the Investor agreed, among other things, to (a) release the Company and certain related persons from all claims through the date of the settlement (including the claims relating to the 2007 Private Placement), (b) waive all future rights under the 2007 Private Placement agreements, and (c) standstill from certain actions related to the Company and its equity securities for a period of five years from the date of settlement.  Neither the Company nor the Investor admitted liability or wrongdoing in connection with the settlement.

The Company expects to recognize a charge of approximately $1.9 million related to the settlement, including approximately $598,000 in non-cash charges related to  the issuance of the new warrant.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HEALTH DISCOVERY CORPORATION

Dated: August 2, 2010	By:	/s/ R. Scott Tobin
	Printed:	R. Scott Tobin
	Its:	President and General Counsel